TO:     Directors and Section 16 Officers
FROM: Timothy G. McEvoy, Senior Vice President, Secretary and General Counsel
DATE:     November 28, 2016
RE:     Notice of Trading Blackout Period

As a director or officer who is subject to Section 16 of the Securities Exchange Act of 1934, as amended (an “officer”) of Integer Holdings Corporation (the “Company”), you are subject to the restrictions under Section 306(a) of the Sarbanes-Oxley Act of 2002, which prohibits certain trades in the Company’s equity securities during "blackout" periods under either the Greatbatch, Inc. 401(k) Retirement Plan (the “Greatbatch Plan”) or the Lake Region Medical 401(k) Plan (the “Lake Region Plan”), as may be applicable. Please note the following:

1.
As you may know, the Company is eliminating the Greatbatch Stock Fund as an investment option under the Greatbatch Plan, which Greatbatch Plan is being combined with the Lake Region Plan to form the new Integer 401(k) Plan. A blackout period (the “Blackout Period”) is required to facilitate the elimination of the Greatbatch Stock Fund as an investment option under the Greatbatch Plan and the liquidation of the shares of the Company’s common stock currently held in the Greatbatch Plan.

2.	The Blackout Period is expected to commence at 4 p.m., Eastern time, on December 19, 2016 and end during the week of February 12, 2017. I will notify you when the Blackout Period has ended.

3.
During the Blackout Period, you are generally not permitted, directly or indirectly, to purchase, sell or otherwise acquire or transfer any equity securities of the Company (or derivative securities of those equity securities) that you have acquired in connection with your service or employment as a director or officer of the Company. For example, you are not permitted to exercise Company stock options during the Blackout Period.

It is important to note that any such security you sell or otherwise transfer will be automatically treated as acquired in connection with your service or employment unless you establish that the securities were acquired from another source and this identification is consistent with your treatment of the securities for tax purposes and all other disclosure and reporting requirements. In addition, the rule against the “indirect” sales or purchases, etc., can extend these prohibitions to transfers or acquisitions of Company equity securities by immediate family members living with you or trusts or other entities in which you have an interest.

4.	You may obtain, without charge, information as to whether the Blackout Period has begun or ended by contacting me.

5.	Please keep in mind that the expected end of the Blackout Period will in no way affect other prohibitions on trading of Company equity securities, including the normal prohibition on trading in Company equity securities while in possession of material non-public information and the requirements of the Company’s Policy of Avoidance of Insider Trading and Related Procedures for Securities Transactions.

There are a limited number of exempt transactions which may occur during the Blackout Period. The rules, however, are complex, and the criminal and civil penalties that could be imposed upon directors and officers who violate them could be severe.

If you have any questions regarding the Blackout Period, please let me know.